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EXHIBIT 11.1

Centigram Communications Corporation
Statement of Computation of Net Income Per Share
(In thousands, except per share data--unaudited)

                                                       Quarter Ended
                                                 February  1,  January 27,
                                                    1997           1996
                                                  -------------------------
Net income                                       $      680     $      507
                                                 ----------     ----------
Computation of common and common
equivalent shares outstanding:
    Common stock                                      6,959          6,727
    Stock options                                        27            253
                                                 ----------     ----------
Common and common equivalent shares
used in computing per share amounts                   6,986          6,980

                                                 ----------     ----------

Net income per share                              $      .10     $      .07
                                                 ----------     ----------



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Fully diluted computation not presented since such amount differs by less than
3% of the net income per share amounts shown above.


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